Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 6, 2019, with respect to the consolidated financial statements of Flex Pharma, Inc. incorporated by reference in the Registration Statement (Amendment No. 2 to Form S-1 No. 333-235879) and related Prospectus of Salarius Pharmaceuticals, Inc. dated February 5, 2020.

/s/ Ernst & Young LLP

Houston, Texas

February 5, 2020